Sichenzia Ross Friedman Ference LLP
61  BROADWAY,  NEW YORK NY 10006
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June 15, 2009

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Answers Corporation

Ladies and Gentlemen:

We are acting as counsel to Answers Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,868,067 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 1,272,727 shares of Common Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued by the Company upon exercise of a warrant (the “Unit Warrant”) issued in connection with a private placement that took place in June 2008 (the “Conversion Shares”), (ii) 636,364 shares of Common Stock (the “Warrant Shares”), issuable upon the exercise of  warrants (the “Warrants”) issued by the Company upon exercise of the Unit Warrant, (iii) 517,192 shares of Common Stock that may be issued as dividends pursuant to the terms of the Series A Convertible Preferred Stock (the “Series A Dividends”) and (iv) 441,784 shares of Common Stock that may be issued as dividends pursuant to the terms of the Series B Preferred Stock (the “Series B Dividends” and together with the Series A Dividends, the “Dividend Shares”).

The Conversion Shares, Warrant Shares and the Dividend Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and related prospectus, (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, (iii) the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock, (iv) the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock, (v) the Amended and Restated Bylaws of the Company, as currently in effect, (vi) a specimen certificate representing the Common Stock and (vii) certain resolutions of the Company’s board of directors relating to the issuance of the Series B Preferred Stock, the Warrants and the Shares and the filing of the Registration Statement with the Commission. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Company’s board of directors authorizing the issuance of the Series B Preferred Stock and Warrants and that upon conversion of the Series B Preferred Stock and exercise of the Warrants, the Company will receive the entire amount of the consideration contemplated by the resolutions of the Company’s board of directors authorizing the issuance of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction, other than the General Corporation law of the State of Delaware and the federal laws of the United States, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants and issuable upon payment of dividends on the Series A Preferred Stock and Series B Preferred Stock have been duly authorized and, when such shares of Common Stock have been issued upon (i) conversion in accordance with the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock,  (ii) payment of dividends in accordance with the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and (iii) exercise in accordance with the terms of the Warrants, as applicable, and certificates representing such shares of Common Stock in the form of the specimen certificate examined by us have been duly executed and delivered by the Company and countersigned and registered by the Company’s transfer agent and registrar, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference  LLP
Sichenzia Ross Friedman Ference LLP